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                                                                    EXHIBIT 10.1

January 17, 2000

Mr. Alfred G. Hansen
4609 Chattahoochee Crossing
Marietta, GA 30067

Dear Al:

EMS Technologies, Inc. is pleased that you have accepted the position of President and Chief Operating Officer, at an initial salary of $16,667.00 per month. This letter sets out the compensation package for this position as recommended by the Compensation Committee and approved by the Board of Directors on January 7, 2000.

Initial Stock Option Grant: 200,000 shares of EMS Technologies, Inc. Common Stock, first exercisable after 6 months, remaining exercisable for 6 years after date of employment, at 11 7/8, which is the closing market price of the common stock on January 7, 2000, and otherwise on the terms and conditions of options granted to executive officers under the 1997 Stock Incentive Plan.

Future Option Grants: To be determined annually as the sum of: (1) options under the Company's normal procedure for executive long-term incentive compensation,
(2) the number of options having a Black-Scholes value equal to the amount by which base salary is less than that number determined under the Company's normal procedures for executive compensation, and (3) the number of options having a Black-Scholes value equal to the cash bonus that would otherwise be paid under the Executive Annual Incentive Compensation Plan.

Executive Annual Incentive Compensation Plan: You will not participate in the Executive Annual Incentive Plan except as described under 'Future Options Grants' as outlined above.

Benefit Programs: Enclosed is a summary of our benefit plans (medical, dental, life insurance, etc.). You will also be eligible for a supplemental medical insurance plan provided to Company Officers, which will pay up to $5,000 per year of expenses not covered by the standard company plan. In particular, items relating to dental and vision are covered by the supplemental plan. This information can be covered in more detail at your convenience.

Vacation:  You will be entitled to four weeks vacation per year.

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Automobiles: You are eligible to participate in the company's Automobile program as generally available to executive officers, subject to your election to participate.

Golf Club: You are eligible to participate in this program as generally available to executive officers, subject to your election to participate.

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Mr. Alfred G. Hansen
January 17, 2000

Umbrella Liability Insurance: You are eligible to participate in this program as generally available to executive officers, subject to your election to participate.

As an employee, you should sign and return the enclosed employee agreement dealing with inventions and non-disclosure, as well as the standard Terms of Employment form, which is also enclosed. Our employment will be governed by and determined in accordance with the laws of the State of Georgia.

Please indicate your acceptance of these arrangements by signing, dating, and returning one of the enclosed copies of this letter to my attention in the Human Resources Department. The other copy is for your own records.

I look forward to working with you at EMS Technologies, Inc. If you have any questions, please feel free to call me at (770) 263-9200, ext. 4306.

Sincerely,
EMS Technologies, Inc.

Michael R. Robertson
Director, Human Resources

Enclosures

Accepted by:________________________________  Date: _____________

Start Date:  January 4, 2000